EXHIBIT 15


Bikers Dream, Inc.
3810 Wacker Drive
Mira Loma, California  91752


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Bikers Dream, Inc. dba Ultra Motorcycle Company and consolidated subsidiaries for the period ended June 30, 2000, as indicated in our report dated July 26, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 is incorporated by reference in the Registration Statements of Bikers Dream, Inc. on Forms S-3/A (#333-90747, dated January 26, 2000), S-3/A (#333-72167, dated
August 25, 1999), S-8 (#333-68971, dated December 15, 1998), S-8 (#333-32639, dated August 1, 1997), S-3/A (#333-17829, dated May 23, 1997) and S-8
(#333-26719, dated May 8, 1997).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


Los Angeles, California
August 11, 2000